Exhibit 99.1

SAFEGUARD SCIENTIFICS ANNOUNCES SECOND QUARTER 2021 FINANCIAL RESULTS

Conference call and webcast on August 12, 2021 at 5 p.m. ET

Radnor, PA, August 12, 2021 — Safeguard Scientifics, Inc. (NYSE:SFE) (“Safeguard” or the “Company”) today announced financial results for the three and six months ended June 30, 2021.

HIGHLIGHTS

●	Exits & Deployments
o	As part of the sale of Velano Vascular, Safeguard received $3.4 million in cash proceeds resulting in a $1.8 million gain.
o	Safeguard did not provide any additional funding to its companies or make acquisitions of additional ownership interests during the quarter.
o

Subsequent to the quarter end, Flashtalking signed a definitive agreement to be acquired by Mediaocean. The transaction is expected to close in the third quarter of 2021 and Safeguard expects to receive approximately $43 million of cash proceeds upon the closing.

●	Safeguard Company Performance
o

On June 23, 2021, Bright Health Group (“Bright Health”) completed its initial public offering on the NYSE. The offering resulted in Safeguard converting its preferred equity interest in Bright Health, which Safeguard received as part of Bright Health’s acquisition of Zipnosis, into 1,322,484 shares of Bright Health’s common stock. As of June 30, 2021, these common shares were valued at $22.7 million based on the closing price on that date. As a result of this updated valuation, Safeguard reported an additional $7.4 million unrealized gain during the second quarter. Subsequent to the second quarter, the fair value of the Bright Health common stock has declined to approximately $11 million as of August 10, 2021.

o

The aggregate trailing twelve-month revenues ending March 31, 2021 for Safeguard’s remaining eleven companies, which excludes Other Ownership Interests, was $320 million, down 10% from the comparable prior period.

●	Financial Results
o	Cash, cash equivalents and restricted cash totaled $21.3 million at June 30, 2021.
o

The carrying value of the Company’s ownership interests totaled $60.1 million at June 30, 2021, which includes the Bright Health common stock noted above. The total cost of the ownership interests was $173.5 million.

o	The Company recorded an impairment of $2.5 million related to reduced expectations for certain Other ownership interests.
o	Net loss for the three months ended June 30, 2021 was $0.3 million, or $0.02 per share, as compared with a net loss of $9.9 million, or $0.48 per share, for the same period in 2020.
o

The prior year quarterly results included non-cash impairment charges of $5.7 million, while the current period included gains resulting from the sale of Velano and the observable price change in the Bright Health common shares totaling $9.2 million.

o

During the quarter, Safeguard repurchased 229,286 shares of its common stock at an average cost of $6.93 per share in open market transactions spending $1.6 million of the $6 million authorized under the program established in May 2021.

●	Operating Costs
o	Safeguard continued to reduce its operating costs in 2021. General and administrative expenses totaled $2.0 million for the second quarter of 2021 and 2020.
o	Safeguard also continued to lower its corporate expenses, which totaled $1.0 million for the second quarter of 2021, as compared to $1.2 million for the comparable period of 2020, a 23% decline.

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●	Outlook
o	Safeguard continues to focus on reducing corporate expenses and expects to be below the previously disclosed target of $4.4 to $4.9 million for the year.
o	Year to date we have deployed $1 million to our companies and continue to expect total deployments to be at the $5 to $7 million range previously disclosed for 2021.
o	Safeguard remains committed to returning value to shareholders when we exceed our targeted liquidity threshold, subject to market conditions and liquidity needs.
o	We will continue to consider additional share repurchases, modifications to the existing share repurchase program and/or dividends.

“We are excited about Flashtalking’s pending acquisition by Mediaocean. The closing of this transaction generates substantial capital to enable a return of value to Safeguard’s shareholders.” said Eric C. Salzman, Chief Executive Officer. “We continue to work with the management teams of our other companies to create value and work towards monetization oppportunities.”

1 Corporate expenses are general and administrative expenses excluding depreciation, severance, stock-based compensation and other non-recurring items.  See full reconciliation in the financial section of this statement.

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OWNERSHIP INTERESTS AT JUNE 30, 2021

Companies	Category	Acquisition Year	Primary Ownership%	Fully Diluted Ownership%**	Carrying Value (in millions)	Cost (in millions)

	Initial Revenue Stage: Up to $1 million
None
	Revenue of $1 million to $5 million
Moxe Health Corporation	Healthcare	2016	27.6%	26.0%	$4.5	$7.5
	Revenue of $5 million to $10 million
Trice Medical, Inc.	Healthcare	2014	16.6%	14.2%	0.8	11.8
Lumesis, Inc.	Financial Services	2012	43.4%	43.4%	1.0	5.6
Clutch Holdings, Inc.	Digital Media	2013	41.8%	33.0%	4.5	16.9
	Revenue of $10 million to $20 million
InfoBionic, Inc.	Healthcare	2014	25.2%	22.1%	-	22.0
meQuilibrium	Healthcare	2015	32.0%	23.2%	2.6	14.0
	Revenue of $20 million to $50 million
Aktana, Inc.	Healthcare	2016	15.0%	12.7%	0.2	14.2
Prognos Health, Inc.	Healthcare	2011	28.5%	24.9%	3.4	12.6
Syapse, Inc.+	Healthcare	2014	11.1%	8.9%	6.8	25.0
	Greater than $50 million in revenue
Flashtalking *	Digital Media	2018	13.2%	10.9%	12.5	19.2
MediaMath, Inc.	Digital Media	2009	13.3%	10.2%	-	15.5
	Other Ownership Interests
Bright Health Group	Healthcare	2021			22.7	-
All others	Various				1.1	9.2
				TOTAL:	$60.1	$173.5

+ Company progressed into higher revenue stage this quarter.

* Company signed a definitive agreement to be acquired in the third quarter of 2021.

** Based on information provided by each respective company. Assumes the conversion or exercise of all currently outstanding securities including the issuance of all shares available under authorized employee equity programs. Does not reflect liquidation preferences, priority payments, proceeds from option and/or warrant exercises or other company-specific transaction-related obligations in a liquidation or exit transaction.

CONFERENCE CALL AND WEBCAST DETAILS

Please call 10-15 minutes prior to the call to register.

Date: August 12, 2021

Time: 5 pm ET

Webcast: http://www.safeguard.com/events

Live Number: 844-200-6205

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Replay Number: 929-458-6194

Access Code: 049749

Speakers: Chief Executive Officer, Eric C. Salzman; and Senior Vice President and Chief Financial Officer, Mark A. Herndon

Format: Discussion of the quarter’s financial results followed by Q&A

Replay will be available through October 12, 2021 at 11:59 pm ET. For more information please contact IR@safeguard.com.

About Safeguard Scientifics

Historically, Safeguard Scientifics has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. Safeguard is currently pursuing a focused strategy to value-maximize and monetize its ownership interests over a multi-year time frame to drive shareholder value. For more information, please visit www.safeguard.com.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Safeguard’s ability to maximize the value of monetization opportunities of its ownership interests and drive total shareholder returns. Safeguard’s initiatives taken or contemplated to enhance and unlock value for all of its shareholders, Safeguard’s efforts to execute on and implement its strategy to streamline its organizational structure, reduce its operating costs, pursue monetization opportunities for ownership interests and maximize the return of value to its shareholders, Safeguard’s ability to create, unlock, enhance and maximize shareholder value, the effect of Safeguard’s management succession plan on driving increased organizational effectiveness and efficiencies, the ability of the management team to execute Safeguard’s strategy, the availability of, the timing of, and the proceeds that may ultimately be derived from the monetization of ownership interests, Safeguard’s projections regarding the reduction in its ongoing operating expenses, Safeguard’s projections regarding annualized operating expenses and expected severance expenses, monetization opportunities for ownership interests, and the amount of net proceeds from the monetization of ownership interests that will enable the return of value to Safeguard shareholders after satisfying working capital needs and the timing of such return of value. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the monetization of our ownership interests for maximum value or at all and the return of value to our shareholders, our ability to successfully execute on our strategy to streamline our organizational structure and align our cost structure to increase shareholder value, whether our strategy will better position us to focus our resources on the highest-return opportunities and deliver enhanced shareholder value, the ongoing support of our existing ownership interests, the fact that our companies may vary from period to period, challenges to achieving liquidity from our ownership interests, fluctuations in the market prices of our publicly traded holdings, if any, competition, our inability to obtain maximum value for our ownership interests, our ability to attract and retain qualified employees, market valuations in sectors in which our ownership interests operate, our inability to control our ownership interests, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our ownership interests, including the fact that most of our ownership interests have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which Safeguard’s companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond the Company’s ability to predict or control. As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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###

SAFEGUARD CONTACT:

Mark Herndon

Chief Financial Officer

(610) 975-4913

mherndon@safeguard.com

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Safeguard Scientifics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2021	December 31, 2020
Assets
Cash, cash equivalents and restricted cash	$21,330	$15,601
Ownership interests	22,694	—
Other current assets	1,221	462
Total current assets	45,245	16,063
Ownership interests in and advances	37,391	50,398
Other assets	2,000	2,574
Total Assets	$84,636	$69,035

Liabilities and Equity
Other current liabilities	$3,318	$3,470
Total current liabilities	3,318	3,470
Lease liability - non-current	1,872	2,053
Other long-term liabilities	50	637
Total equity	79,396	62,875
Total Liabilities and Equity	$84,636	$69,035

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Safeguard Scientifics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating expenses	$1,991	$2,028	$4,454	$5,560
Operating loss	(1,991)	(2,028)	(4,454)	(5,560)
Other income (loss), net	6,733	(2,658)	7,439	(6,225)
Interest, net	74	52	127	157
Equity income (loss), net	(5,136)	(5,277)	14,193	(14,291)
Net income (loss) before income taxes	(320)	(9,911)	17,305	(25,919)
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$(320)	$(9,911)	$17,305	$(25,919)
Net income (loss) per share:
Basic	$(0.02)	$(0.48)	$0.83	$(1.25)
Diluted	$(0.02)	$(0.48)	$0.83	$(1.25)
Weighted average shares used in computing income (loss) per share:
Basic	20,856	20,720	20,879	20,703
Diluted	20,856	20,720	20,879	20,703

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Safeguard Scientifics, Inc.

Financial Data

(in thousands)

Additional Financial Information

Non-GAAP Measures

In discussing financial results and guidance, the Company refers to the measure "corporate expenses" which is not in accordance with Generally Accepted Accounting Principles (GAAP). We use this non-GAAP financial measure internally to make operating and strategic decisions, including evaluating our overall performance and as a factor in determining compensation for certain employees. We have defined corporate expenses as general and administrative costs excluding stock based compensation, severance costs, and non-recurring items and other.  Non-recurring items and other includes accruals related to the Company's LTIP plan that will not be paid until reaching a specified threshold within that plan. We believe presenting this non-GAAP financial measure provides additional information to facilitate comparison of our historical operating costs and their trends, and provides additional transparency on how we evaluate our cost structure. We also believe presenting this measure allows investors to view our performance using the same measure that we use in evaluating our performance and trends.

Corporate expenses reconciliation:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Corporate expenses	$958	$1,242	$2,155	$2,695
Stock based compensation	740	441	985	527
Severance costs	—	22	774	1,765
Non-recurring items and other	293	323	540	573
General and administrative expenses	$1,991	$2,028	$4,454	$5,560

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